Exhibit 5.1

                                                                        JC/sde


Securities and Exchange Commission,
450 Fifth Street, N.W.,
Washington D.C.  20549
U.S.A.

- and

ADT Limited,
Cedar House,
41 Cedar Avenue,
Hamilton, Bermuda.
Dear Sirs,

                  Re: ADT LIMITED (the "Company")

     We have acted as attorneys in Bermuda for the Company in connection with the issue of and subsequent sale of 15,086,698 common shares of US$0.10 each in the capital of the Company (the "Common Shares") as described in a Registration Statement on Form S-3 (Registration Statement No. 333-21425) as filed by the Company with the Securities and Exchange Commission on the 10th February, 1997.

     This opinion is based upon and confined to the laws of Bermuda presently in force as currently applied by the Courts of Bermuda. We have made no investigation of, nor do we express any opinion as to, the laws of any jurisdiction other than Bermuda.

     Unless otherwise defined herein, terms defined in the Registration Statement have the same meanings when used in this opinion.

     In order to render this opinion, we have been supplied with and have reviewed and relied upon the following documents:

     (a) the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company;

     (b) a copy, certified by [Mr. Stephen Ruzika], a Director of the Company of the resolutions adopted by the Board of Directors of the Company of the resolutions adopted by the Board of Directors of the Company at a meeting held on 7th February, 1997 (the "Resolutions");

     (c) a copy of the Registration Statement as filed; and

     (d) a copy of the executed Warrant.

     We have also relied upon our searches of documents of public record maintained by the Registrar of Companies in Bermuda and of the Causes Book of the Supreme Court of Bermuda made on the 6th February, 1997 (the "Searches").

     We have assumed:

            (i) that there is no provision of the law, regulation or public policy of any jurisdiction, other than Bermuda, which might have a material effect on any of the opinions herein expressed;


            (ii) that all matters of fact appearing in the Resolutions and the Registration Statement are true and complete in all material respects;

            (iii) the genuineness of all signatures on each of the documents examined by us;


            (iv) the conformity to original documents, of all documents produced to us as copies and the authenticity of all original documents which, or copies of which, have been submitted to us; and


            (v) that the information disclosed by our Searches has not been materially altered and the searches did not fail to disclose any material information which had been delivered for filing or registration, but was not disclosed or did not appear on the public file at the time of the Searches.


     Based upon the foregoing, subject to the reservations set out below, and to any matters not disclosed to us, we are of the opinion that:

(1) The Company has been duly incorporated as a limited liability company and is validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to issue the Common Shares.

(2) All necessary action has been taken by or on behalf of the Company and all the necessary authorisations and approvals of Governmental authorities in Bermuda have been duly obtained for the issue of the Common Shares.

(3) When issued, as described in the Warrant, and upon payment in full of the price set out therein, 15,000,000 Common Shares will be duly issued and will be outstanding as fully paid and non-assessable shares of the Company and according to the Register of Members of the Company 88,698 Common Shares registered in the name of Mourant & Co. Trustees Limited are fully paid and are non-assessable shares of the Company.

(4) The issue by the Company of the Common Shares will not breach or conflict with and will not constitute a default or violation of any of the terms or provisions of the Company's Memorandum of Association, Certificate of Incorporation and Bye-laws.

(5) Under Bermuda law, the liability of the holders of Common Shares in respect of obligations of the Company is limited to the amount unpaid in respect of their Common Shares.

(6) There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof, in respect of the issue of Common Shares.

                Our reservations are:

A. Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

B. We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda.

     This opinion is addressed to you in connection with the registration of the Common Shares with the Securities and Exchange Commission and is not to be made available to any other person or entity, or for any other purpose, without our prior written consent.

     We hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement. We also consent to the reference to our Firm under the caption "Legal Matters."

     This opinion is to be governed by and construed in accordance with the laws of Bermuda and shall not give rise to legal proceedings in any jurisdiction other than Bermuda.

                                          Yours faithfully,



                                          /s/ Appleby, Spurling & Kempe